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                                                                     EXHIBIT 4.3


                             TRANSCANADA CORPORATION

                                STOCK OPTION PLAN

                                  MAY 15, 2003

1.       PURPOSE

1.1 The purpose of the Plan is to provide the Corporation and its subsidiaries with a share-related mechanism to attract, retain and motivate skilled and experienced employees and to reward such of those key employees as may be awarded Options under the Plan by the Committee from time to time for their significant contributions toward the long term goals of the Corporation and its subsidiaries and to encourage such key employees to acquire Shares as long term investments.

2.       DEFINITIONS

2.1      As used herein:

         a) "AWARD DATE" means the date on which a particular Option is awarded to an Employee;

         b)    "BOARD" means the board of directors of TransCanada Corporation;

         c) "COMMITTEE" means the Human Resources Committee or such other committee of the Board as may from time to time be designated by the Board to administer the Plan; provided that such committee shall consist of three or more persons who are not at the time they exercise discretion under the Plan eligible, and have not at any time within one year prior thereto been eligible, pursuant to the Plan or any similar plan of the Corporation and its subsidiaries entitling the participants therein, to acquire Shares of the Corporation;

         d) "CORPORATION" means TransCanada Corporation and any successor or continuing body corporate resulting from the amalgamation or any other form of corporate reorganization of TransCanada Corporation;

         e)    "EFFECTIVE DATE" means May 15, 2003;

         f) "EMPLOYEE" means a key employee of the Corporation and its subsidiaries as designated at the discretion of the Committee. A company or other entity shall be deemed to be a subsidiary of TransCanada Corporation if a sufficient number of voting securities of the company or entity entitling the holder thereof to elect a

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               majority of the board of directors of such company or entity are owned by: i) the Corporation, ii) a company or entity that is a subsidiary of the Corporation, or iii) a company or entity which is directly or indirectly a subsidiary of any company or entity referred to in (i) or (ii). An Employee may include a person about to be employed by the Corporation or any of its subsidiaries, provided that an award of an Option to any such person shall be conditional upon employment with the Corporation or any of its subsidiaries becoming effective;


         g) "EXERCISE PERIOD" means the period during which Shares subject to a particular Option may be purchased pursuant to the exercise of such Option and is the period from the various Vesting Dates to and including the Expiry Date applicable to such Option;

         h) "EXERCISE PRICE" means the price at which Shares subject to a particular Option may be purchased pursuant to the exercise of such Option as determined in accordance with paragraph 8.1;

         i) "EXPIRY DATE" means the date after which a particular Option cannot be exercised as determined in accordance with paragraph 7.1;

         j) "OPTION" means an option to acquire Shares awarded to an Employee pursuant to the Plan;

         k) "NOTICE PERIOD" means the actual or equivalent period of time that the Corporation or any of its subsidiaries determines, at its sole discretion, an Option Holder should receive as reasonable notice of his or her termination of employment. Such reasonable period of time shall commence on the date the employee is notified in writing of his or her termination of employment and shall extend to such date or for such equivalent period of time as provided by the Corporation or any of its subsidiaries in the written notification;

         l) "OPTION HOLDER" means an Employee or former Employee who holds an unexpired Option which has not been exercised in full or, where applicable, the Personal Representative of such person;

         m)    "PERSONAL REPRESENTATIVE" means:

               i) in the case of a deceased Option Holder, the executor, administrator or legal representative of the estate of the deceased; and

               ii) in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder;

         n) "PLAN" means the Key Employee Stock Incentive Plan (1995) of TransCanada PipeLines Limited ("TCPL') as established by resolution of the board of directors of TCPL dated February 23, 1995, and as amended from time to time, and as adopted by the board of directors of TCPL as part of a Plan of Arrangement

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               between TCPL and TransCanada Corporation and as adopted by the
               Board of TransCanada Corporation by resolution dated May 15,
               2003;

         o) "RETIREMENT" means, with respect to any particular employee, the earlier of: i) the date on which such employee becomes entitled to receive an early retirement pension under the pension plan of the Corporation or any of its subsidiaries, ii) the date on which such employee becomes entitled to receive a regular retirement pension or a disability pension under the pension plan of the Corporation or any of its subsidiaries, and iii) the first day of the month following the month in which such employee attains age 65;

         p) "SHARE" or "SHARES" mean, as the case may be, one or more common shares in the capital of the Corporation;

         q) "SHAREHOLDER RIGHTS PLAN" means the Shareholder Rights Plan Agreement dated May 15, 2003, as may be amended from time to time, between the Corporation and Computershare Trust Company of Canada and as adopted by the board of directors of TCPL as part of a Plan of Arrangement between TCPL and TransCanada Corporation and as adopted by resolution of the Board on May 15, 2003; and

         r) "VESTING DATES" means the dates on and after which all or a certain number of Shares subject to a particular Option may be purchased pursuant to the exercise of such Option as determined in accordance with paragraph 7.1.

3.       ADMINISTRATION

3.1 The Plan shall be administered by the Committee. The Committee may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Committee may delegate to any director, officer or employee of the Corporation or any of its subsidiaries such administrative duties and powers relating to the Plan as it may see fit.

3.2 The interpretation by the Committee of any of the provisions of the Plan and any determination by it pursuant to the Plan shall be final and conclusive and shall not be subject to any dispute by an Option Holder. No member of the Committee or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Committee and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

3.3 The powers of the Committee under this Plan may be exercised severally by either the Committee or the Board.

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4.       ELIGIBILITY

4.1 Persons eligible to participate in the Plan shall be Employees designated by the Committee.

4.2 No Option Holder is eligible to be awarded any further Options or the value of Options foregone after his or her last day of active employment.

5.       SHARES SUBJECT TO PLAN AND TERM OF PLAN

5.1 The aggregate number of Shares that may be issued after May 19, 1998 pursuant to the exercise of Options awarded under the Plan after the Effective Date shall not exceed 25,000,000 Shares subject to adjustment as provided for in paragraph 11.1. Options may only be awarded under the Plan until December 31, 2004 (subject to earlier termination of the Plan). If any Option expires or otherwise terminates for any reason without having been exercised in full, the number of Shares subject to the unexercised portion of the Option shall again be available for purposes of the Plan.

5.2 The Shares to be issued to Option Holders upon the exercise of Options shall be from the authorized and unissued share capital of the Corporation.

6.       AWARDING OF OPTIONS

6.1 The Committee may from time to time, in its sole discretion, award Options to Employees eligible to participate in the Plan and determine the number of Shares subject to each such Option; provided that, in accordance with the rules of The Toronto Stock Exchange, the number of Shares that may be reserved for issuance pursuant to Options awarded to any one person shall not exceed 5% of the total number of Shares outstanding.

6.2 Following the awarding of an Option to an Employee, the President and Chief Executive Officer shall, on instruction by the Committee, notify the Employee in writing of the award.

6.3 The Employee, concurrently with the notice of such Employee's first award of an Option and from time to time as may be required, shall be provided with two copies of a stock option agreement and the Employee shall, within 10 days of receipt thereof, execute one copy and return it as directed by the Committee.

6.4 Upon the awarding of an Option to an Employee, the Award Date, the number of Shares subject to the Option and the Exercise Price of the Option shall be endorsed upon Schedule A to such Employee's stock option agreement.

6.5 Subject to the provisions of the Plan, the Committee or the President and Chief Executive Officer of the Corporation may from time to time approve such amendments as the Committee or the President and Chief Executive Officer may consider expedient to stock option agreements entered into between the Corporation and an Employee and to authorize the execution and delivery of any agreement necessary to give effect to such amendments.

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6.6      The award of an Option to an Employee at any time shall neither entitle such Employee to receive, nor preclude such Employee from receiving, a subsequent Option award. The Plan does not give any Option Holder the right to be or to continue to be employed by the Corporation or any of its subsidiaries. The awarding of an Option to an Employee is a matter to be determined solely in the discretion of the Committee. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Committee or the Board with regard to the allotment or issue of any shares in the capital of the Corporation other than as specifically provided for in the Plan.

7.       VESTING DATES AND EXPIRY OF OPTIONS

7.1      Subject to paragraph 7.2 and 7.3:

         a) The Vesting Dates of an Option shall be the dates so fixed by the Committee at the time of the award of the Option and unless otherwise fixed by the Committee, the Option shall vest 25% on the Award Date and 25% of the Options shall vest on those dates which are one, two and three years following the Award Date and effective on each such Vesting Date the Option Holder may within the Exercise Period exercise such Options which have vested at the Exercise Price;

         b) The Expiry Date of Options shall be the date, so fixed by the Committee at the time of the award of the Options and shall, unless otherwise fixed by the Committee, be no later than the tenth anniversary of the Award Date of such Options.

7.2      Notwithstanding paragraph 7.1 for Options granted PRIOR to December 31,
2002:

         a) On the death of an Option Holder while an Employee or upon Retirement, the Vesting Dates of any Option then held by such Option Holder which are later than the date of such death or Retirement shall be deemed to be the date of such death or Retirement, as the case may be;

         b) On the termination of employment of an Option Holder on a not for cause basis by the Corporation or any of its subsidiaries, the Vesting Date of any Option then held by such Option Holder shall continue as provided in paragraph 7.1(a) above during such Option Holder's Notice Period if applicable; and the Expiry Date of each Option then held by such Option Holder shall be deemed to be the earlier of: i) the Expiry Date fixed by the Committee at the time of the award of the Option, and ii) the end of the Notice Period for such Option Holder;

         c) On the termination of employment of an Option Holder for other than a not for cause basis by the Company, the Expiry Date of each Option then held by such Option Holder shall be deemed to be the earlier of: i) the Expiry Date fixed by the Committee at the time of the award of the Option, and ii) the date which is one month following the effective date of such termination of employment; and

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         d)    On the termination of employment of an Option Holder other than on death, upon Retirement or by the Corporation, the Expiry Date of each Option then held by such Option Holder shall be deemed to be the earlier of: i) the Expiry Date fixed by the Committee at the time of the award of the Option, and ii) the date which is six months following the effective date of such termination.

7.3 Notwithstanding paragraph 7.1 and 7.2 for Options granted AFTER January 1, 2003:

         a) On the death of an Option Holder while an Employee, the Vesting Dates of any Option then held by such Option Holder which are later than the date of such death shall be deemed to be the date of such death, and the Expiry Date of each Option held by such Option Holder shall be the earlier of i) the Expiry Date fixed by the Committee at the time of the award of the Option, and ii) the date which is one (1) year from the date of such death;

         b) Upon an Option Holder's Retirement, the Vesting Dates of any Option then held by such Option Holder which are later than the date of such Retirement shall be deemed to be the date of such death or Retirement, and the Expiry Date of each Option then held by such Option Holder shall be the earlier of i) the Expiry Date fixed by the Committee at the time of the award of the Option and
               ii) the date which is three (3) years from the date of such retirement;

         c) On the termination of employment of an Option Holder on a not for cause basis, by the Corporation, the Vesting Date of any Option then held by such Option Holder shall continue as provided in paragraph 7.1(a) above during such Option Holder's Notice Period if applicable, and the Expiry Date of each Option then held by such Option Holder shall be the earlier of: i) the Expiry Date fixed by the Committee at the time of the award of the Option, and ii) the end of the Notice Period for such Option Holder;

         d) On the termination of employment of an Option Holder for other than on a not for cause basis, by the Corporation, the Expiry Date of each Option then held by such Option Holder shall be the effective date of such Option Holder's date of termination of employment; and

         e) On the voluntary resignation of an Option Holder, the Expiry Date of each Option then held by such Option Holder shall be the effective date of the Option Holder's date of resignation from the Corporation.

7.4 The Committee may at any time or from time to time, with the agreement of an Option Holder, (and subject to obtaining any necessary regulatory approvals), accelerate or extend any Vesting Date and/or the Expiry Date of any Options held by such Option Holder if the Committee, in its sole discretion, determines that in all the circumstances, such action is warranted and provided that the Expiry Date of any Option shall not be extended beyond the tenth anniversary of the Award Date of such Option.

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7.5      Any Option not fully exercised within the Exercise Period shall terminate and become null, void and of no effect as of the day following the Expiry Date.

8.       EXERCISE PRICE

8.1 The Exercise Price of an Option shall be determined by the Committee at the time the particular Option is awarded but shall, in any event, be the higher of the trading price of the Shares of the Corporation on the Award Date of the Option and the amount equal to the weighted average trading price of the Shares of the Corporation for the five consecutive trading days on The Toronto Stock Exchange ending on the trading day immediately preceding the Award Date of the Option.

9.       EXERCISE OF OPTIONS

9.1 An Option may only be exercised by the Option Holder. An Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period applicable thereto, provided that, with respect to the exercise of an Option in part, the Committee may at any time and from time to time fix a minimum number of Shares in respect of which an Option Holder may exercise such Option in part. Upon exercise of an Option, a certified cheque or bank draft payable to the Corporation in an amount equal to the Exercise Price of the Option multiplied by the number of Shares to be purchased pursuant to the exercise of the Option shall be delivered by the Option Holder to the administrator of the Plan.

9.2 Promptly following the receipt of the certified cheque or bank draft upon exercise of an Option in whole or in part, the Committee shall cause to be delivered to the Option Holder a certificate for the Shares purchased upon such exercise.

9.3 For the purposes of this section, "Option Holder" includes Personal Representative, where applicable.

10.      ASSIGNMENT OF OPTIONS

10.1 Options may not be assigned or transferred. However, the Personal Representative of an Option Holder may exercise the Option within the Exercise Period in accordance with, and to the extent permitted by, paragraph 9.1.

11.      ADJUSTMENTS

11.1 If prior to the complete exercise of any Option a stock dividend, other than in lieu of a cash dividend in the ordinary course, is paid on the Shares or if the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for (collectively, the "Event"), an Option Holder, upon the exercise of an Option in accordance with its terms, shall be entitled to such number and kind of shares, other securities or property to which such Option Holder would have been entitled as a result of the Event had such Option Holder actually owned


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the Shares subject to the unexercised portion of the Option at the time of the occurrence of the Event, and the Exercise Price of the Option shall be the same as if the originally optioned Shares of the Corporation were being purchased hereunder. No fractional Shares shall be issued upon the exercise of Options and accordingly, if as a result of the Event, an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Upon the occurrence of the Event, the number of Shares authorized by the Board for purposes of the Plan as referred to in Paragraph 5.1 shall be appropriately adjusted.

11.2 If prior to the complete exercise of any Option a Flip-in Event (as defined in the Shareholder Rights Plan) should occur and the Rights (as defined in the Shareholder Rights Plan) issued thereunder are separated from the Shares and are exercisable on a dilutive basis (unless the Option Holder is a person whose Rights would be voided as a holder of Rights under the Shareholder Rights Plan, in which event no adjustment shall be made to the number of Shares under the Option or the Exercise Price), the Committee shall make appropriate adjustments in the number of Shares under the Option and in the Exercise Price.

11.3 In the case of a proposed merger or amalgamation of the Corporation with one or more other companies, an offer by any person to purchase all or substantially all of the outstanding Shares of the Corporation, a sale or distribution of all or substantially all of the Corporation's assets to any other person or any arrangement or corporate reorganization not otherwise provided for herein, the Committee shall, in a fair and equitable manner, determine the manner in which all unexercised Options granted under the Plan shall be treated.

12.      SPECIAL PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS

12.1 Notwithstanding any provisions of the Plan to the contrary, the Committee is authorized to award Options to Employees which constitute "incentive stock options" within the meaning of Section 422 of the UNITED STATES INTERNAL REVENUE CODE OF 1986, as amended.

13.      COMPLIANCE WITH LAW

13.1 The awarding of Options and the issuance of Shares on the exercise of Options, the determination of Vesting Dates and Expiry Dates and the terms and conditions of the Plan and Options awarded pursuant thereto is subject to compliance with the laws, rules and regulations of all public agencies and authorities applicable to the Plan and the creation, issuance and distribution of such Options and Shares and to the listing requirements of any stock exchange or exchanges on which the Shares may be listed. An Option Holder shall comply with all such laws, rules and regulations and furnish to the Corporation any information, report and/or undertakings required to comply with, and to fully cooperate with the Corporation in complying with, such laws, rules and regulations.


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14.      CHOICE OF LAW

14.1 The Plan shall be interpreted and construed in accordance with the laws in effect in the Province of Alberta.

15.      AMENDMENT

15.1 The Committee may amend or discontinue the Plan at any time, provided, however, that any amendment to the Plan, which increases the number of Shares that may be issued under the Plan, must be approved by the shareholders of the Corporation. No amendment, however, shall alter or impair the rights of any Option Holder without the consent of such Option Holder.